Robot Consulting Co., Ltd.

Proposed Nasdaq Ticker: LAWR

Investor Presentation

Issuer Free Writing Prospectus dated March 4, 2025
Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended
Relating to Preliminary Prospectus dated February 12, 2025
Registration Statement No. 333-284875

FREE WRITING PROSPECTUS STATEMENT

This free writing prospectus relates to the proposed public offering of American Depositary Shares ("ADSs") of Robot Consulting Co., Ltd. ("we", "us", or "our") and should be read together with the Registration Statement on Form F-1 (the "Registration Statement") we filed with the U.S. Securities and Exchange Commission (the "SEC") for the offering to which this presentation relates and may be accessed through the following web link:

https://www.sec.gov/Archives/edgar/data/2007599/000149315225006147/formf-1.htm

The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have with the SEC in their entirety for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC's website at http://www.sec.gov.

Alternatively, we or our underwriter will arrange to send you the preliminary prospectus and, when available, the final prospectus and/or any supplements thereto, if you contact D. Boral Capital LLC, Attn: 590 Madison Avenue, 39th Floor, New York, NY 10022, or by calling +1(212) 970-5150, by email at info@dboralcapital.com, or Craft Capital Management LLC, Attn: 377 Oak St, Lower Concourse, Garden City, NY 11530, or by calling +1 (800) 550-8411, by email at info@craftcm.com, or contact Robot Consulting Co., Ltd. via email: ir@robotconsulting.net.

This presentation does not constitute an offer or invitation for the sale or purchase of securities or to engage in any other transaction with us or our affiliates. The information in this presentation is not targeted at the residents of any particular country or jurisdiction and is not intended for distribution to, or use by, any person in any jurisdiction or country where such distribution or use would be contrary to local law or regulation.

FORWARD-LOOKING STATEMENTS

This presentation contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as "approximates," "believes," "hopes," "expects," "anticipates," "estimates," "projects," "intends," "plans," "will," "would," "should," "could," "may," or other similar expressions in this presentation. These statements are likely to address our growth strategy, financial results, and financial needs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items; our ability to execute our growth strategies, including our ability to meet our goals; current and future economic and political conditions; our capital requirements and our ability to raise any additional financing which we may require; our ability to attract customers and further enhance our brand recognition; our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business; the COVID-19 pandemic; and other assumptions described in this presentation underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties, and assumptions that could affect our business, including our financial condition and results of operations, under "Risk Factors" in the Registration Statement. We base our forward-looking statements on our management's beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements.

The forward-looking statements made in this presentation relate only to events or information as of the date on which the statements are made in this presentation. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. All the third-party trademarks, names and other information that appeared in this presentation are used for information and comparison only and do not mean that we have been given authorization to use such information. You should read this presentation and the documents that we refer to in this presentation and have filed as exhibits to the registration statement, of which this presentation is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

OFFERING SUMMARY

Issuer	Robot Consulting Co., Ltd.
Securities	2,500,000 ADSs, or 2,875,000 ADSs if the underwriter exercises its over-allotment option in full; each ADS represents one ordinary share ("Ordinary Shares", each an "Ordinary Share").
Offering Type	Initial Public Offering
Proposed Listing/Symbol	Nasdaq Capital Market: LAWR
Securities Offered by Selling Shareholders	1,800,000 ADSs
Shares Outstanding	• 42,210,000 Ordinary Shares outstanding before the offering • 44,710,000 Ordinary Shares outstanding after the offering, or 45,085,000 Ordinary Shares outstanding if the underwriters exercise their over-allotment option in full
Offering Price	$4.00 to $6.00 per ADS
Gross Proceeds	• $10.0 million (based upon an assumed initial public offering price of $4.00 per ADS), or $11.5 million if the underwriter exercises its over-allotment option in full.
Use of Proceeds	• Approximately 35% for recruiting talent and increasing the number of employees; • Approximately 30% for investing in the research and development of our new and existing products; • Approximately 10% for investing in equipment and facilities, including expanding our office to accommodate additional employees; and • Approximately 25% for working capital and general corporate proposes.
Underwriters	D. Boral Capital LLC and Craft Capital Management LLC

TABLE OF CONTENTS



COMPANY OVERVIEW

We are a platform service provider focusing on human resource solutions with an intention to expand into legal technology and the metaverse.

Product and Services



Labor Robot

- Cloud-based human resource management system
- Launched in September 2022
- Our current major product



Consulting and Support Services

- E-learning services
- Software installation services

Operational Highlights

513
Labor Robot users*

729.1 %
Revenue Growth from FY2023 to FY2024

Product Under Development

Robot Lawyer

- To be launched in spring or summer of 2025
- Enabling users to
  - Pose metaverse-related legal questions on certain metaverse platforms through Chatbot, its chat interface powered by ChatGPT's API
  - Search legal precedents through search engine integrating AI to enhance search quality
  - Provide users with lawyer matching services for further legal consultation

*Note: As of September 30, 2024

CORPORATE STRUCTURE


Hidetoshi Yokoyama
Stella MIC Investment Ltd.
Minority Shareholders(4)
Public Shareholders
Pre-IPO%/
Post-IPO%(1)(2)(3)
67.41%/63.64%
5.69%/5.37%
26.88%/25.40%
0%/5.59%
Robot Consulting Co., Ltd. (Japan, 2020)

Note: All percentages reflect the equity interests held by the shareholders.

(1) The pre-IPO percentages are based upon 42,210,000 Ordinary Shares issued and outstanding as of February 12, 2025 and the post-IPO percentages are based on 44,710,000 Ordinary Shares issued and outstanding after this offering, assuming no exercise of the over-allotment option.

(2) On February 5, 2024, our shareholders approved the share split of the 7,035 outstanding Ordinary Shares at a ratio of 1:1000 which was based on a record date of February 5, 2024 and became effective on February 5, 2024, resulting in 7,027,965 Ordinary Shares being issued after the share split.

(3) On December 19, 2024, our board of directors approved a 1-for-6 share split of its issued and outstanding Ordinary Shares. The total number of outstanding Ordinary Shares increased from 7,035,000 to 42,210,000, as a result of such share split, which became effective on January 7, 2025.

(4) Represents 11,358,000 Ordinary Shares held by 39 record shareholders of ours, each of which holds less than 5% of our Ordinary Shares as of February 12, 2025.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

BUSINESS OVERVIEW

Revenue Model*

Sales of Software (Labor Robot) Develop human resource management software for customers	One-time purchase software at a price ranging from JPY3,000 thousand to JPY5,000 thousand (excluding tax)
Consulting and Support Services Provide consulting and support services to small and medium-sized businesses	• E-learning services ~JPY400 thousand per student + account setup fee of JPY9 thousand per student. • Software installation services ~JPY2,900 thousand (excluding tax) per set of our services for a period of one year



*Note: As of February 12, 2025

BUSINESS OVERVIEW



Sales of Software – Labor Robot

Labor Robot (Roumu Robo) is a cloud-based platform designed to assist small and medium-sized businesses in managing their employees and overseeing sale orders and accounting functions.





Fundamental Functions

- Employee attendance management
- Accounting journalizing
- Sales order preparation

Other Functions

- Provide information relating to grant applications
- Evaluate types of eligible grants
- Connect users interested in grant applications with a Certified Consultant* to assist businesses in the preparation of necessary documents for grant applications
- Connect users interested in applying for a government subsidy with our partners specializing in subsidy applications

*Note: "Certified Consultant" is a certified social insurance and labor consultant (Shakai Hoken Roumu Shi, or Sharoushi), an expert in personnel and labor management who, once he or she passed the national examination, is qualified to provide consultation, guidance, and other services relating to employment, social insurance, and labor laws and regulations in Japan, as well as labor dispute resolutions, pursuant to the Certified Social Insurance and Labor Consultant Act (Act No. 89 of 1968, as amended).

BUSINESS OVERVIEW



Detailed Functions of Labor Robot

Grant and subsidy application support

Provide users with necessary information and facilitates them in evaluating the types of grants and subsidies they may be eligible for

Grant Applications

- The Career Development Grant
- The Work-Life Balance Support Grant
- The Grant for Employment Promotion of Employees Older than the Age of 65

Subsidy Applications

- Business Reconstruction Subsidy provided by Ministry of Economy, Trade, and Industry of Japan (“METI”)
- IT system installation subsidy provided by METI

Consultation with a Certified Consultant

Chat box in our Labor Robot allows users to engage in preliminary consultations regarding social insurance payments and labor issues

Employees’ attendance management

Track the number of hours each of their employees work daily

Payroll management

Produce pay slips and track the salary payment records of each employee

Sales order management

Record and track sales orders

Accounting system

Journalize accounting items and produce balance sheets, profit and loss statements, and cash flow statements

BUSINESS OVERVIEW



Consulting and Support Services

We provide consulting and support services to small and medium-sized businesses

Software Installation Services

- Help install third-party AI tools and provide introductory training sessions and manuals and one-year maintenance services.
- The third-party software we are offering this service includes.*
  - Fliki
  - tl; dv (Too Long; Didn't View)
  - DocsBot AI



E-learning Services

- About the latest trends in digital transformation, including AI, the metaverse, and Web 3.0.
- Offer 26 courses instructed by our directors and our partners, who are experts in their fields.*
- Offer an additional 200 courses through subscription to e-learning services offered by ShareWis Co., Ltd., a Japanese online provider.*
- Provide certain information necessary to apply for the Human Resource Development Support Grant.

*Note: As of February 12, 2025.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

INVESTMENT HIGHLIGHTS



Growing a labor management platform for small and medium enterprises

Strong and expansive connection with distribution agents and effective marketing strategy

Experienced management team

GROWING A LABOR MANAGEMENT PLATFORM FOR SMALL AND MEDIUM ENTERPRISES



Cumulative Number of Labor Robot Users


0
Labor Robot launched in **September 2022**
261
for the fiscal year ended **March 31, 2023**
483
for the fiscal year ended **April 1, 2024**
513
for the six months ended **September 30, 2024**

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

STRONG AND EXPANSIVE CONNECTION WITH DISTRIBUTION AGENTS AND EFFECTIVE MARKETING STRATEGY



253 Distribution Agents

- Help us identify and attract potential small and medium-sized businesses for Labor Robot.
- We tend to hire agents who commit to organizing seminars to approach small and medium-sized companies in their respective geographical regions.

Nac Co., Ltd.

- The largest distributor contributing to the increasing number of Labor Robot users.
- A Japanese conglomerate with a water server business, sales and rental dust control products, architectural consulting, and beauty product manufacturing and resales.
- A listed company in Japan that has connections with small and medium-sized businesses who serve as our target customers.

Award from METI

- Upon successful application for an IT system installation subsidy with the METI, the METI will award such potential users a subsidy in an amount equal to up to two-thirds of the contract price.
- The subsidy will effectively reduce the costs the customer has to incur to install Labor Robot or use our services.

EXPERIENCED MANAGEMENT TEAM AND BOARD OF DIRECTORS



Hidetoshi Yokoyama

Representative Director and Chairman

- Mr. Yokoyama is our founder and has served as our representative director since April 2020.
- Mr. Yokoyama is also a founder and has been a director of METAVERSE Ltd. since December 2022.
- Mr. Yokoyama also has served as an advisor at Sakura Law Office since April 2012.
- Mr. Yokoyama served as an advisor at ASC Consultant from September 2021 to September 2022.
- Mr. Yokoyama worked at TRY NET Co., Ltd. from April 2004 to June 2013.



Amit Takur

Director and Chief Executive Officer

- Mr. Takur has served as our director and Chief Executive Officer since July 2023.
- Mr. Takur founded ANS Solves Co. Ltd. in August 2008, and has served as its representative director since then.
- Mr. Takur served as a Chief Technology Officer at Aikomi KK. from March 2018 to June 2019.
- Mr. Takur worked as a technician team lead at UBS Securities Japan Ltd. from June 2003 to June 2005 and June 2006 to July 2008.
- Mr. Takur received the bachelor's degree in computer science from University of Calcutta in India in 1991 and master's degree in applied finance from Macquarie University in Australia in 2004.



Yukio Aida

Director and Chief Financial Officer

- Mr. Aida has served as our director since July 2023 and our Chief Financial Officer since September 2023.
- Mr. Aida has served as a part-time corporate auditor at Souken Ace Co., Ltd. since June 2023.
- Mr. Aida is a founder of the Yukio Aida Certified Public Accountant Office, which he established in November 2011.
- Mr. Aida has more than 30 years of experience in accounting and auditing, including Ernst and Young from October 1992 to October 2011 and Nomura Securities from July 2000 to December 2002.
- Mr. Aida graduated from the Faculty of Economics of Keio University in March 1992.



Arisa Koga

Director and Chief Operating Officer

- Ms. Koga has served as our director and Chief Operating Officer since July 2023.
- Ms. Koga has served as a non-executive director at Souken Ace Co., Ltd. since June 2023.
- Ms. Koga has also been a representative director of Global Works Co., Ltd. since May 2019.
- Ms. Koga co-founded AMICUS Co., Ltd., where she has also served as a director since December 2012.
- Ms. Koga obtained an associate degree in global tourism business from Seneca College in 2008.



Tomoya Suzuki

Director and Chief Technology Officer

- Mr. Suzuki has served as our director and Chief Technology Officer since July 2023.
- Mr. Suzuki was an independent creator focusing on animation, video, and three-dimensional production since October 2018.
- Mr. Suzuki obtained a bachelor's degree in digital contents from Digital Hollywood University in Tokyo in March 2017.



Tomoya Matsuura

Executive Officer

- Mr. Matsuura has served as our Executive Officer since January 2024, responsible for finance and corporate planning.
- Mr. Matsuura served as a general manager at RKM Co., Ltd., an asset management company from October 2021 to December 2023.
- Mr. Matsuura assisted tax accountants in providing financial consultation to clients at Kasuya Accounting Office, now known as Trust Tax Accountant Office in Tokyo, from October 2019 to September 2021.
- Mr. Matsuura obtained a vocational degree from Tokyo IT Accounting and Public Servant College in Chiba in March 2016.



Koji Aoki

Independent Director

- Mr. Aoki founded water server business named "Frecious" at Mt. Fuji Spring Inc.
- Mr. Aoki has served as a director and executive officer at Samurai Partners Co., Ltd., where he is responsible for promotion business since January 2021.
- Mr. Aoki founded Active Sonar Co., Ltd. in September 2012, and served as its representative director until December 2021.
- Mr. Aoki graduated from Faculty of Business Administration of Aichi University in March 2000.

INDUSTRY OVERVIEW

We believe that through our products integrating the human resource support service by Certified Consultant partners and our strategic pricing and support in subsidy application, we will be able to react more quickly than these competitors to market opportunities and market trends.

Competition

Cloud-based accounting and human resource software industry

Digital transformation-related consulting service market

Opportunity

Cloud-based Human Resource Management System Market

Percentage of cloud accounting software users among sole proprietors*


9.2%
29.8%
31.0%
33.7%
2016
2021
2023
2024

The cloud-based accounting software market is growing steadily. *

The digitization of administrative procedures by the Japanese government is driving the market expansion. *

E-learning Market

The business-to-business segment is expected to expand to **114.0 billion yen**, representing a **6.0%** year-on-year increase in the financial year of 2023.**

* Source: MM Research Institute

** Source: Yano Research Institute Ltd.' report on 2024 E-Learning/Digital Education Business Report dated April 11, 2024

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

GROWTH STRATEGIES



RC
RC

01 Continue to approach Labor Robot's prospective customers through seminars held by our distributor agents

- Plan to continue approaching small and medium-sized businesses, particularly those not located in metropolitan areas.
- Plan to continuously expand and leverage our distributor network.
- Hold seminars to approach prospective clients.

02 Collaboration with CJK Group to launch "Junior Lawyer X" in the U.S. market

- Junior Lawyer X: a tool that will seek to automate certain manually intensive legal tasks (i.e., U.S. e-discovery process).
- We intend to continue collaborating with CJK Group as we expand in the U.S. legal technology market.
- Employ AI technology in Junior Lawyer X.

03 Expansion into metaverse business in Japan through "Robot Lawyer"

- Plan to launch Robot Lawyer in Japan in spring or summer of 2025.
- Plan to display Robot Lawyer as a 3D non-playable character on metaverse platforms, where users could interact with such character and pose legal questions.

FINANCIAL OVERVIEW

Revenue



US$ Thousand
729.1%
126.8%
552
4,584
1,089
2,471
FY2023
FY2024
1H2024 Unaudited
1H2025 Unaudited

Revenue Breakdown



18.5%
14.5%
47.8%
19.2%
FY2023
10.8%
89.2%
FY2024
33.4%
66.6%
1H2024 Unaudited
18.0%
82.0%
1H2025 Unaudited
Software
Advertising Services*
Consulting and Support Services*
Outsourcing Services*

Note: Fiscal Year Ended March 31. Half Year Ended September 30.
*Note: Consulting and Support Services contain certain services that are discontinued as of February 12, 2025. Advertising Services and Outsourcing Services are discontinued as of February 12, 2025.
See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

FINANCIAL OVERVIEW

Gross Profit



US$ Thousand
4,453
2,454
129.8%
5,088.9%
1,068
85
FY2023
FY2024
1H2024 Unaudited
1H2025 Unaudited

R&D Expenses



US$ Thousand
915
684
382
400
FY2023
FY2024
1H2024 Unaudited
1H2025 Unaudited

Net Loss



US$ Thousand
(3,166)
(4,376)
(1,647)
(1,939)
FY2023
FY2024
1H2024 Unaudited
1H2025 Unaudited

Commentary

Increase in net loss for FY2024 is mainly due to

- Higher volume of software sold, which resulted in higher commission fees paid to the distributors
- Increase in salary and employee benefit expenses due to the increase in the average number of employees
- Increase in professional fees primarily due to the additional audit and legal consulting expenses we incurred related to the preparation for the IPO

Increase in net loss for 1H2025 is mainly due to

- Additional costs related to updates to Labor Robot and the software development costs related to features of our upcoming product, "Robot Lawyer"
- Increase in salary and employee benefits expenses, resulting from the growth in the number of employees, and the increase in withholding taxes related to the tax examination

Note: Fiscal Year Ended March 31. Half Year Ended September 30.

CONTACT

Issuer

Robot Consulting Co., Ltd.

Email: ir@robotconsulting.net

Tel: +1 (646) 932-7242

Address: Le Graciel Building 2, 6th Floor, 5-22-6 Shinbashi, Minato Ward, Tokyo, 105-0005, Japan

Underwriter

D. Boral Capital LLC

Email: info@dboralcapital.com

Tel: +1 (212) 970-5150

Address: 590 Madison Avenue, 39th Floor, New York, NY 10022 USA

Underwriter

Craft Capital Management LLC

Email: info@craftcm.com

Tel: +1 (800) 550-8411

Address: 377 Oak St, Lower Concourse, Garden City, NY 11530